Filed Pursuant to Rule 424(b)(2)
Registration No. 333-203408

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 22, 2015)

LAKELAND BANCORP, INC.

$

% Fixed-to-Floating Rate Subordinated Notes due                , 2026

Lakeland Bancorp, Inc. (“we,” “us,” “our” or the “Company”) is offering $                principal amount of its                 % fixed-to-floating rate subordinated notes due                 , 2026 (“Notes”). The Notes will mature on                , 2026 and, unless previously redeemed as described herein, will bear interest (i) from, and including, the original issue date to, but excluding,                , 2021 at a fixed rate of                % per year, and (ii) from, and including,                 , 2021 to, but excluding, the stated maturity date, at an annual floating rate equal to the then current three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus                basis points (                 %). Up to, but not including                 , 2021, we will pay interest on the Notes on                and                 , commencing on                 , 2017. From and including                 , 2021 through the stated maturity date or any earlier redemption date, we will pay interest on                 ,                 ,                 and                 , of each year. See “Description of the Notes—Interest Rate and Interest Payment Dates” in this prospectus supplement.

Subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent that such approval is required, we may redeem the Notes, in whole or in part, on                 , 2021 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time at which any of the Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is required, we may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date, upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event,” each as more fully described under “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

The Notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness, whether secured or unsecured. The Notes will not be obligations of, and will not be guaranteed by, any of our subsidiaries, including our bank subsidiary, Lakeland Bank (the “Bank”). Because Lakeland Bancorp, Inc. is a holding company, our cash flows and consequent ability to service our obligations, including the Notes, are dependent on distributions and other payments to us by our subsidiaries, including the Bank, and funds we may raise from borrowings or in the capital markets.

Accordingly, our right to receive any assets of our subsidiaries, including the Bank, upon their insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and the consequent right of the holders of the Notes to participate in the distribution of those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors, including depositors at the Bank, and preferred equity holders, if any. There is no sinking fund for the Notes, and the Notes will not be listed on any national securities exchange or included in any automated dealer quotation system.

Investing in the Notes involves risks. See “Risk Factors” on page S-14 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and Item 1A, “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein and therein, to read about the risks that you should consider before investing in the Notes.

	Per Note		Total
Public offering price		%	$
Underwriting discounts and commissions		%	$
Proceeds to us (before expenses)		%	$

The Notes to be issued are not deposits or savings accounts or other obligations of the Bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only, through the facilities of The Depository Trust Company on or about                 , 2016 against payment in immediately available funds.

Book-Running Manager

Keefe, Bruyette & Woods

                                               A Stifel Company

Co-Manager

Sandler O’Neill + Partners, L.P.

This date of this prospectus supplement is                 , 2016.

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, before deciding to purchase the Notes. If the description of the offering in this prospectus supplement varies from the description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. If you receive any additional or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy these Notes in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any free writing prospectus filed with the SEC and the documents incorporated herein and therein by reference is accurate only as of the respective dates of such documents. However, our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) relating to the securities offered by this prospectus. This prospectus supplement incorporates important business and financial information about us from documents filed with the SEC. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement filed with the SEC.

You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a web site at http://www.lakelandbank.com. Our website content is made available for informational purposes only. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this registration statement. We make available on our internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such documents as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information we file later with the SEC will automatically update and supersede such information. The following documents filed with the SEC are hereby incorporated by reference into this prospectus supplement and the accompanying prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

SEC Filing	Filing Date
Annual Report on Form 10-K for the year ended December 31, 2015	March 15, 2016

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016	May 10, 2016 and August 9, 2016

Definitive Proxy Statement for our 2016 Annual Meeting of Shareholders	April 12, 2016

Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	January 7 2016 January 29, 2016 February 18, 2016 April 26, 2016 May 19, 2016 June 3, 2016 June 22, 2016 July 5, 2016 July 22, 2016

The description of our common stock, no par value, set forth in our Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.	February 18, 2000

We are also incorporating by reference documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before the termination of the offering of the securities offered hereby, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K and any related exhibits which are not deemed filed and are not incorporated by reference herein.

Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information incorporated by reference in this prospectus supplement (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to:

Lakeland Bancorp, Inc.

Attention: Timothy J. Matteson, Esq.

Executive Vice President, General Counsel and Corporate Secretary

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based on beliefs, expectations and assumptions of the Company’s management and on information available to management at the time that the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely” or other similar expressions. Additionally, all statements in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The following factors, among others, could cause our actual results to differ materially and adversely from our forward-looking statements:

•	changes in the financial services industry and the U.S. and global capital markets;

•	changes in economic conditions nationally, regionally and in the Company’s markets;

•	the nature and timing of actions of the Federal Reserve Board and other regulators;

•	the nature and timing of legislation affecting the financial services industry including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	government intervention in the U.S. financial system;

•	changes in levels of market interest rates;

•	pricing pressures on loan and deposit products;

•	credit risks of the Company’s lending and leasing activities;

•	customers’ acceptance of the Company’s products and services;

•	competition; and

•	the failure to realize anticipated efficiencies and synergies following the Pascack Bancorp, Inc. and Harmony Bank mergers.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus but is not complete and does not contain all of the information that you should consider before making a decision to invest in the Notes. This overview is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Lakeland Bancorp, Inc.

Lakeland Bancorp, Inc. (“we,” “us,” “our” or the “Company”) is registered as a bank holding company and qualified as a financial holding company under the Bank Holding Company Act of 1956 (the “BHC Act”), as amended, and headquartered in Oak Ridge, New Jersey. The Company’s principal business is to serve as a holding company for our bank subsidiary, Lakeland Bank (the “Bank”).

The Company was organized in March of 1989 and commenced operations on May 19, 1989, upon the consummation of the acquisition of all of the outstanding stock of the Bank, formerly named Lakeland State Bank. The Bank is a banking corporation organized under the banking laws of the State of New Jersey.

The Company acquired Harmony Bank on July 1, 2016. Harmony had total assets of approximately $314 million at the opening of business on the closing date, resulting in the Bank having approximately $4.8 billion in total assets as a result of the acquisition. The Bank currently operates 53 New Jersey branch offices in Bergen, Essex, Morris, Ocean, Passaic, Somerset, Sussex and Union counties; five New Jersey regional commercial lending centers in Bernardsville, Jackson, Montville, Teaneck and Waldwick; and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. The Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications.

As of June 30, 2016, we had consolidated total assets of $4.47 billion, total loans and leases of $3.45 billion, deposits of $3.54 billion and stockholders’ equity of $454.9 million.

We maintain our principal executive offices at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, and our telephone number is (973) 697-2000.

Additional information about us is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” on page S-1 of this prospectus supplement.

THE OFFERING

The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities.” To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Issuer	Lakeland Bancorp, Inc.

Securities offered	% Fixed-to-Floating Rate Subordinated Notes due , 2026.

Aggregate principal amount	$

Issue date	, 2016

Maturity date	, 2026, unless previously redeemed.

Interest rate	Unless previously redeemed, the Notes will bear interest (i) from, and including, the original issue date to, but excluding, , 2021, at a fixed rate equal to % per year and (ii) from, and including, , 2021, at an annual floating rate equal to three-month LIBOR, as determined by the calculation agent quarterly on the determination date for the applicable interest period, plus basis points ( %). See “Description of the Notes—Interest Rate and Interest Payment Dates” in this prospectus supplement.

Interest payment dates	Until, but not including , 2021, we will pay interest on the Notes on and of each year, commencing , 2017.

From and including , 2021, through the maturity date or earlier redemption, we will pay interest on the Notes quarterly in arrears on each , , and of each year.

Record dates	From , 2017 to but excluding , 2021, and of each year.

From and including , 2021, through the maturity date or earlier redemption , , and of each year.

Listing	The Notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no market for the Notes.

Optional redemption; redemption upon special events	Subject to obtaining the prior approval of the Federal Reserve, to the extent that such approval is then required, we may, at our option, beginning with the interest payment date of , 2021 and on any interest payment date thereafter, redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Any partial redemption will be made by lot in accordance with DTC’s applicable procedures. The Notes are not subject to repayment at the option of the holders of the Notes.

In addition, subject to obtaining the prior approval of the Federal Reserve, to the extent that such approval is then required, we may, at our option, redeem the Notes in whole but not in part if (1) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (2) an event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes or (3) we become required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. For more information, see “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

Subordination; ranking

The Notes will be issued by the Company pursuant to the indenture, to be dated on or about                    , 2016 between us and U.S. Bank National Association (“U.S. Bank”), as trustee, which we refer to as the base indenture, as amended and supplemented by a first supplemental indenture, to be dated on or about

                    , 2016. In this prospectus supplement, we refer to the base indenture and the supplemental indenture as the “indenture.”

The Notes will be unsecured, subordinated and:

•    will rank junior in right of payment and upon our liquidation to any existing and all future senior indebtedness (as defined in the indenture governing the Notes and described under “Description of the Notes” in this prospectus supplement);

• will rank equally in right of payment and upon our liquidation with any future unsecured indebtedness the terms of which provide that such indebtedness ranks equally with the Notes; and

• will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes.

In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s liabilities to its depositors, liabilities to general creditors and liabilities arising in the ordinary course or otherwise.

As of June 30, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $4.0 billion, excluding intercompany liabilities all of which ranks structurally senior to the Notes, and had no preferred equity outstanding. As of June 30, 2016, the Company, at the holding company level, had no indebtedness ranking senior to the Notes and had approximately $31.2 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As adjusted to give effect to this offering, as of June 30, 2016, the Company and the Bank had, on a consolidated basis, $         billion of indebtedness. For more information, see “Description of the Notes—Subordination of the Notes and Defeasance” in this prospectus supplement.

The indenture governing the Notes does not contain any limitation on the amount of indebtedness or other liabilities that we may incur after the date of the issuance of the Notes ranking senior to or equally with the indebtedness evidenced by the Notes, nor does it contain any limit on the amount of indebtedness or other liabilities or preferred equity that the Bank or any of our other current or future subsidiaries may incur or issue, as the case may be.

Sinking Fund	There is no sinking fund for the Notes.

Events of default; remedies	The Notes will contain customary payment, covenant and insolvency-related events of default. However, the trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default. If an insolvency-related event of default occurs, the principal of, and any accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement.

Denomination; form	The Notes will be issued only in fully registered, book-entry form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be evidenced by a global note deposited with the trustee for the Notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC. See “Description of the Notes—General” and “Description of the Notes—Clearance and Settlement” in this prospectus supplement.

Further issuances	We may, from time to time, without notice to or consent of the holders of the Notes, issue additional debt securities of the same series as the Notes, ranking equally with the Notes and with identical terms to the Notes (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $ , after deducting the underwriting discounts and commissions and the payment of the transaction expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, and investments in the Bank as regulatory capital. Pending this use, the proceeds from the offering may be invested in short-term investments.

Risk factors	Before making a decision to invest in the Notes, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the “Risk Factors” beginning on page S-14 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and Item 1A, “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, to read about the risks that you should consider before making a decision to invest in the Notes.

Trustee	U.S. Bank will act as the trustee under the indenture governing the Notes. U.S. Bank will also act as paying agent and registrar with respect to the Notes.

Governing law	The indenture governing the Notes and the Notes will be governed by and construed in accordance with the laws of the State of New York.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial and other data of the Company. The financial data as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC. The financial data as of and for the six months ended June 30, 2016 and 2015 have been derived from our unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC and include adjustments management considers necessary for a fair presentation under generally accepted accounting principles. The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2015 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, together with the historical consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	For the six months ended June 30,		Year Ended December 31
	2016	2015	2015	2014	2013	2012	2011
			(dollars and shares in thousands)
Interest income	$76,608	$62,300	$127,514	$122,503	$114,199	$110,959	$117,524
Interest expense	7,656	5,113	10,874	8,937	9,657	15,446	20,111

Net interest income	68,952	57,187	116,640	113,566	104,542	95,513	97,413
Provision for loan and lease losses	2,085	1,610	1,942	5,865	9,343	14,907	18,816
Noninterest income excluding gains on investment securities and gain on debt extinguishment	9,382	9,679	19,090	17,720	18,925	17,856	16,888
Gains on sales of investment securities	370	17	241	2	839	1,049	1,229
Gain on early debt extinguishment	—	—	1,830	—	1,197	—	—
Merger related expenses	2,406	—	1,152	—	2,834	—	—
Long-term debt prepayment fee	—	—	2,407	—	1,209	782	800
Noninterest expenses	46,733	41,237	83,652	79,135	74,698	66,891	67,351

Income before income taxes	27,480	24,036	48,648	46,288	37,419	31,838	28,563
Income tax provision	9,242	7,844	16,167	15,159	12,450	10,096	8,712

Net income	18,238	16,192	32,481	31,129	24,969	21,742	19,851
Dividends on preferred stock and accretion	—	—	—	—	—	620	2,167

Net income available to common shareholders	$18,238	$16,192	$32,481	$31,129	$24,969	$21,122	$17,684

Per-Share Data(1)
Weighted average shares outstanding:
Basic	41,084	37,827	37,844	37,749	34,742	29,000	27,901
Diluted	41,245	37,961	37,993	37,869	34,902	29,077	28,015
Earnings per share:
Basic	$0.44	$0.42	$0.85	$0.82	$0.71	$0.72	$0.63
Diluted	$0.44	$0.42	$0.85	$0.82	$0.71	$0.72	$0.63
Cash dividend per common share	$0.18	$0.16	$0.33	$0.29	$0.27	$0.24	$0.22
Book value per common share	$11.03	$10.31	$10.57	$10.01	$9.28	$9.00	$8.56
Tangible book value per common share(2)	$7.93	$7.36	$7.62	$7.06	$6.31	$6.21	$5.47
At December 31
Investment securities available for sale and other(5)	$476,187	$474,465	$456,436	$467,295	$439,044	$399,092	$471,944
Investment securities held to maturity	126,221	123,133	116,740	107,976	101,744	96,925	71,700
Loans and leases, net of deferred costs	3,451,382	2,754,517	2,965,200	2,653,826	2,469,016	2,146,843	2,041,575
Goodwill and other identifiable intangible assets	128,013	111,716	111,519	111,934	112,398	87,111	87,111
Total assets	4,467,860	3,699,127	3,869,550	3,538,325	3,317,791	2,918,703	2,825,950
Total deposits	3,537,331	2,842,953	2,995,572	2,790,819	2,709,205	2,370,997	2,249,653
Total core deposits(3)	3,059,995	2,536,522	2,652,251	2,510,857	2,413,119	2,067,205	1,890,101
Term borrowings	326,009	303,966	303,143	243,736	160,238	136,548	232,322
Total stockholders’ equity	454,934	390,860	400,516	379,438	351,424	280,867	259,783

	For the six months ended June 30,		Year Ended December 31
	2016	2015	2015	2014	2013	2012	2011
			(dollars and shares in thousands)
Performance ratios
Return on Average Assets	0.85%	0.92%	0.89%	0.92%	0.80%	0.77%	0.71%
Return on Average Tangible Common Equity(2)	11.53%	11.87%	11.58%	12.21%	11.42%	12.85%	13.65%
Return on Average Equity	8.23%	8.44%	8.28%	8.48%	7.78%	8.42%	7.79%
Efficiency ratio(4)	58.26%	60.64%	60.18%	59.35%	59.74%	58.33%	56.87%
Net Interest Margin (tax equivalent basis)	3.48%	3.51%	3.47%	3.64%	3.69%	3.70%	3.85%
Loans to Deposits	97.57%	96.89%	98.99%	95.09%	91.13%	90.55%	90.75%

Capital ratios
Common Equity to Asset ratio	10.18%	10.57%	10.35%	10.72%	10.59%	9.62%	8.54%
Tangible common equity to tangible assets(2)	7.53%	7.78%	7.69%	7.81%	7.46%	6.84%	5.63%
Tier 1 leverage ratio(6)	8.24%	9.12%	8.70%	9.08%	8.90%	8.62%	8.33%
Tier 1 risk-based capital ratio(6)	9.74%	11.05%	10.53%	11.76%	11.73%	11.52%	11.23%
Total risk-based capital ratio(6)	10.65%	12.15%	11.61%	12.98%	12.98%	12.77%	13.39%
CETI Ratio(6)	8.91%	9.66%	9.54%	NA	NA	NA	NA

Asset quality
Ratio of net charge-offs to average loans and leases outstanding:	0.14%	0.16%	0.06%	0.19%	0.36%	0.69%	0.89%
Ratio of allowance at end of year as a percentage of year-end total loans and leases	0.89%	1.09%	1.04%	1.16%	1.21%	1.35%	1.39%
Non-performing assets as a percent of total assets	0.59%	0.54%	0.61%	0.61%	0.53%	0.98%	1.78%

(1)	Restated for 5% stock dividends in 2014, 2012 and 2011.
(2)	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of such measures to data calculated in accordance with generally accepted accounting principles.
(3)	Core deposits represent all deposits with the exception of time deposits.
(4)	Ratio represents non-interest expense, excluding other real estate expense, other repossessed asset expense, long-term debt prepayment fee, merger related expenses, provision for unfunded lending commitments and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on securities and gain on debt extinguishment.

Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

(5)	Includes investment in Federal Home Loan Bank and other membership stock, at cost.
(6)	Beginning March 31, 2015, these ratios were calculated according to the Basel III capital rules that took effect on January 1, 2015.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) The Company’s management believes that the supplemental non-GAAP information, which consists of measurements and ratios based on tangible equity and tangible assets, is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

The Company also uses an efficiency ratio that is a non-GAAP financial measure. The ratio that the Company uses excludes amortization of core deposit intangibles, expenses on other real estate owned and other repossessed assets, provision for unfunded lending commitments and, where applicable, long-term debt prepayment fees and merger related expenses. Income for the non-GAAP ratio is increased by the favorable effect of tax-exempt income and excludes securities gains and losses and gain on debt extinguishment, which can vary from period to period. The Company uses this ratio and believes it is useful to investors because it believes the ratio provides a better comparison of period to period operating performance.

The following tables illustrate our calculation of these non-GAAP financial measures.

	June 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
			(dollars in thousands)
Calculation of efficiency ratio (a non-GAAP measure)
Total non-interest expense	$49,139	$41,237	$87,211	$79,135	$78,741	$67,673	$68,151
Less:
Amortization of core deposit intangibles	(331)	(218)	(415)	(464)	(288)	—	(577)
Other real estate owned and other repossessed asset expense	(65)	(19)	(181)	(234)	(24)	(99)	(780)
Merger related expenses	(2,406)	—	(1,152)	—	(2,834)	—	—
Long-term debt prepayment fee	—	—	(2,407)	—	(1,209)	(782)	(800)
Provision for unfunded lending commitments	(438)	(190)	(864)	65	(55)	(93)	(375)

Non-interest expense, as adjusted	$45,899	$40,810	$82,192	$78,502	$74,331	$66,699	$65,619

Net interest income	$68,952	$57,187	$116,640	$113,566	$104,542	$95,513	$97,413
Noninterest income	9,752	9,696	21,161	17,722	20,961	18,905	18,117

Total revenue	78,704	66,883	137,801	131,288	125,503	114,418	115,530
Plus: Tax-equivalent adjustment on municipal securities	447	435	857	972	965	981	1,080
Less: Gains on sales of investment securities and debt extinguishment	(370)	(17)	(2,071)	(2)	(2,036)	(1,049)	(1,229)

Total revenue, as adjusted	$78,781	$67,301	$136,587	$132,258	$124,432	$114,350	$115,381

Efficiency ratio (Non-GAAP)	58.26%	60.64%	60.18%	59.35%	59.74%	58.33%	56.87%

	June 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
			(in thousands, except per share amounts)
Calculation of tangible book value per common share
Total common stockholders’ equity at end of period - GAAP	$454,934	$390,860	$400,516	$379,438	$351,424	$280,867	$241,303
Less:
Goodwill	125,285	109,974	109,974	109,974	109,974	87,111	87,111
Other identifiable intangible assets, net	2,728	1,742	1,545	1,960	2,424	—	—
Total tangible common stockholders’ equity at end of period - Non- GAAP	$326,921	$279,144	$288,997	$267,504	$239,026	$193,756	$154,192

Shares outstanding at end of period (1)	41,241	37,903	37,906	37,911	37,874	31,212	28,178

Book value per share - GAAP (1)	$11.03	$10.31	$10.57	$10.01	$9.28	$9.00	$8.56

Tangible book value per share - Non-GAAP (1)	$7.93	$7.36	$7.62	$7.06	$6.31	$6.21	$5.47

Calculation of tangible common equity to tangible assets
Total tangible common stockholders’ equity at end of period - Non- GAAP	$326,921	$279,144	$288,997	$267,504	$239,026	$193,756	$154,192

Total assets at end of period - GAAP	$4,467,860	$3,699,127	$3,869,550	$3,538,325	$3,317,791	$2,918,703	$2,825,950
Less:
Goodwill	125,285	109,974	109,974	109,974	109,974	87,111	87,111
Other identifiable intangible assets, net	2,728	1,742	1,545	1,960	2,424	—	—

Total tangible assets at end of period - Non-GAAP	$4,339,847	$3,587,411	$3,758,031	$3,426,391	$3,205,393	$2,831,592	$2,738,839

Common equity to assets - GAAP	10.18%	10.57%	10.35%	10.72%	10.59%	9.62%	8.54%

Tangible common equity to tangible assets - Non-GAAP	7.53%	7.78%	7.69%	7.81%	7.46%	6.84%	5.63%

(1)	Adjusted for 5% stock dividends in 2014, 2012 and 2011.

	For the six months ended June 30,		For the years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(dollars in thousands)
Calculation of return on average tangible common equity
Net income - GAAP	$18,238	$16,192	$32,481	$31,129	$24,969	$21,742	$19,851

Total average common stockholders’ equity - GAAP	$445,815	$386,887	$392,221	$367,210	$320,923	$256,364	$232,711
Less:
Average goodwill	124,923	109,974	109,974	109,974	100,753	87,111	87,111
Average other identifiable intangible assets, net	2,874	1,863	1,759	2,200	1,513	—	166

Total average tangible common stockholders’ equity - Non GAAP	$318,018	$275,050	$280,488	$255,036	$218,657	$169,253	$145,434

Return on average common stockholders’ equity - GAAP	8.23%	8.44%	8.28%	8.48%	7.78%	8.48%	8.53%

Return on average tangible common stockholders’ equity - Non-GAAP	11.53%	11.87%	11.58%	12.21%	11.42%	12.85%	13.65%

RISK FACTORS

An investment in the Notes involves certain risks. Before deciding to invest in the Notes, you should carefully read and consider the risks described below, together with the other risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of any incorporated documents. The risks and uncertainties that we have described are not the only ones facing the Company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also have a material adverse effect on our business and results of operations.

Risks Relating to the Offering and the Notes

The Notes are subordinated to our senior indebtedness, and we may be precluded from making payments on the Notes in certain circumstances. In addition, we or our subsidiaries may incur additional indebtedness in the future.

The Notes will be our unsecured, subordinated obligations and, consequently, will rank junior in right of payment to all secured and unsecured senior indebtedness. Upon our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, the holders of our senior indebtedness would be entitled to have the senior indebtedness paid in full prior to the holders of the Notes receiving any payment of principal of, or interest on, the Notes. The senior indebtedness to which the Notes are subordinated is described under “Description of the Notes—Subordination of the Notes and Defeasance” in this prospectus supplement.

As of June 30, 2016, we had no senior indebtedness outstanding, and approximately $31.2 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the Notes. As of June 30, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $4.0 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As adjusted to give effect to the offering of the Notes, as if the offering had been completed as of June 30, 2016, the Company and the Bank had, on a consolidated basis, $                 billion of indebtedness. In the future, we may incur substantial other indebtedness, including senior debt and indebtedness ranking equally with the Notes. The indenture does not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries (including the Bank) may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the Notes and indebtedness ranking effectively senior to the Notes, as applicable.

As a consequence of the subordination of the Notes to our existing and future senior indebtedness, an investor in the Notes may lose all or some of its investment upon our insolvency, bankruptcy, liquidation, winding up or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the Notes only after all of our senior indebtedness had been paid in full. In the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full. In any of the foregoing events, we may not have sufficient assets to make payments in respect of the Notes. As a result, if holders of the Notes receive any payments, they may receive less, ratably, than holders of secured indebtedness. In addition, the holders of any senior indebtedness could restrict or prohibit us from making payments on the Notes.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency, the Bank or any of our subsidiaries.

The Notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, the Bank. The Notes will be obligations of the Company only.

The indenture governing the Notes includes limited rights of acceleration.

There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, premium, if any, or interest on, the Notes or in the performance of any other obligation of the Company under the indenture governing the Notes or under any other security issued by us. Holders of Notes may accelerate payment of indebtedness only upon our insolvency, receivership, conservatorship, reorganization or similar proceedings or if there is a liquidation or winding-up of our or the Bank’s business. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement for more information.

The indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will incur additional indebtedness and other liabilities from time to time. In addition, we are not restricted under the indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture governing the Notes. You are not protected under the indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company, and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes, and to provide funds for the payment of dividends to our stockholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which the Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. The Bank may not pay us dividends if, after making such distribution, the Bank would not meet the minimum capital requirements under applicable regulations. Payment of dividends by the Bank may also be restricted at any time at the discretion of the Federal Reserve if it deems the payment to constitute an unsafe and unsound banking practice. Under applicable state law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either (a) the bank will have a surplus of not less than 50% of its capital stock, or, if not, (b) the payment of the dividend will not reduce the surplus of the bank. See “Item 1—Business—Supervision and Regulation—Dividend Restrictions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for more information. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make payments on the Notes.

Beginning in 2016, banks and bank holding companies were required to maintain a capital conservation buffer composed of common equity Tier 1 capital above their minimum risk-based capital requirements. When fully phased-in on January 1, 2019, the capital conservation buffer will be 2.50% of total risk-weighted assets. Currently the capital conservation buffer is 0.625% and increases to 1.25% on January 1, 2017. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make principal and interest payments on the Notes.

In addition, the Bank may experience business risks that adversely affect its ability to pay dividends or distributions to us. By way of example, existing customer deposits at the Bank represent a significant proportion of the Bank’s funding. Significant withdrawals of deposits by key depositors could lead to liquidity gaps for which the Bank would have to compensate by other means. In addition, the Bank may be unable to replace such deposits at similar or favorable rates, or at all, which may have a material adverse effect on the Bank’s business, results of operations, financial condition and prospects, and could affect the Bank’s ability to pay dividends or distributions to us.

Regulatory guidelines may restrict our ability to pay the principal of, or interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

Our ability to pay the principal of, and interest on, the Notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under the Federal Reserve’s regulatory capital rules and guidelines. Our ability to make payments on the Notes is subject to the limitations imposed by the Federal Reserve’s regulatory capital rules and guidelines as applicable to us, taking into account the effects of any payments on Tier 2 capital instruments on our overall financial condition, our net income for the current and past four quarters (including amounts that we have paid on capital instruments for those periods), and our projected rate of earnings retention, among other things. Moreover, under federal statutes and Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to its banking subsidiaries and to commit resources to their support, including in times of financial distress when a holding company such as us may not otherwise be inclined to provide such support. In addition, if a holding company commits to a federal bank regulator that it will maintain the capital of its bank subsidiary, that commitment will be assumed by a bankruptcy trustee, and the bank subsidiary will be entitled to priority payment in respect of that commitment, ahead of other creditors of the holding company, such as the holders of the Notes. As a result of the foregoing, we may be unable to make payments in respect of the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary bank and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

The Notes will be the obligations of the Company and not obligations of the Bank and will be structurally subordinated to the debt and other liabilities of the Bank, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to the Bank would be subordinate in right of payment to deposits and to other indebtedness of the Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are obligations exclusively of the Company and are not obligations of, nor guaranteed by, the Bank. The Bank and our other subsidiaries have no obligation to pay any amounts due on the Notes or pay any amounts to the Company, including any dividends, to make any other distributions to the Company or to provide the Company with funds to meet any of the Company’s obligations, including the Notes.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance as to whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price that you receive for your Notes or your ability to sell your Notes at all.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect the market price of the Notes.

Many factors affect the trading market for, and the trading value of, the Notes, including the time remaining to the maturity of the Notes, the ranking of the Notes, the redemption features of the Notes, the outstanding amount of subordinated notes with terms identical to the Notes, the prevailing interest rates being paid by other companies similar to us, our financial condition, financial performance and future prospects and the level, direction and volatility of market interest rates generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

Our credit rating may not reflect all risks of an investment in the Notes.

The credit rating assigned to the Notes may not reflect the potential impact of all risks related to the structure and other factors affecting the Notes on any trading market for, or trading value of, the Notes. In addition, real or anticipated changes in our credit rating will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem all or a portion of the Notes on                , 2021 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes in whole but not in part upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event.” In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk profile.

The amount of interest payable on the Notes will vary after                , 2021.

Because the three-month LIBOR is a floating rate, the interest rate on the Notes will vary after                , 2021 at an annual floating rate equal to three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus                basis points (     %). The annual interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if three-month LIBOR increases during that period.

The level of three-month LIBOR may affect our decision to redeem the Notes.

It is more likely we will redeem the Notes after                , 2021 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their stated maturity date, holders of the Notes may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

You will have no rights against the publishers of LIBOR.

You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after                , 2021 will depend upon the level of three-month LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $                 , after deducting the underwriting discounts and commissions and the payment of the transaction expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes and investments in the Bank as regulatory capital. Pending this use, the proceeds from the offering may be invested in short-term investments.

CAPITALIZATION

The following table shows our consolidated capitalization as of June 30, 2016 on a historical basis, on a pro forma basis to account for our acquisition of Harmony Bank, which closed on July 1, 2016, and on an as-adjusted basis to give effect to the offering of the Notes as if it had occurred on such date, taking into account the underwriting discount and commissions and estimated offering expenses of $                . You should read the following table with the consolidated financial statements and notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2016
	Actual	Pro forma for Harmony acquisition	As Adjusted
	(in thousands)
Assets:
Cash and cash equivalents	$152,883	$176,810
Total investments	602,408	617,326
Net loans, including loans held for sale	3,427,178	3,688,279
Goodwill	125,285	136,594
Other intangible Assets	2,728	5,728
Other assets	157,378	168,091

Total assets	$4,467,860	$4,792,828

Liabilities
Deposits	$3,537,331	$3,815,168
Securities sold under agreement to repurchase and federal funds purchase	123,662	123,662
Other borrowings	294,771	304,130
Subordinated debentures	31,238	31,238
Other liabilities	25,924	28,826

Total liabilities	4,012,926	4,303,024
Stockholders’ equity	454,934	489,804

Total liabilities and stockholders’ equity	$4,467,860	$4,792,828

Tangible equity to tangible assets ratio	7.53%	7.47%
Tier 1 risk-based ratio	9.74%	9.65%
Total risk-based ratio	10.65%	10.51%
Tier 1 leverage ratio	8.24%	8.17%
Common equity tier 1 capital ratio	8.91%	8.88%

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown.

Ratio of earnings to fixed charges	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(Dollars in thousands)
Earnings:
Income from continuing operations before taxes	$27,480	$24,036	$48,648	$46,288	$37,419	$31,838	$28,563
Fixed charges excluding deposits and preferred stock dividends:	3,602	2,917	6,015	4,764	4,402	7,815	9,862

Subtotal	31,082	26,953	54,663	51,052	41,821	39,653	38,425
Interest on deposits	4,609	2,629	5,755	5,064	6,089	8,344	10,878

Total	$35,691	$29,582	$60,418	$56,116	$47,910	$47,997	$49,303

Fixed charges:
Interest excluding deposits	$3,047	$2,484	$5,118	$3,873	$3,568	$7,102	$9,233
Interest component on rentals*	555	433	897	891	834	713	629
Preferred stock dividends	—	—	—	—	—	620	2,167

Subtotal	3,602	2,917	6,015	4,764	4,402	8,435	12,029
Interest on deposits	4,609	2,629	5,755	5,064	6,089	8,344	10,878

Total	$8,211	$5,546	$11,770	$9,828	$10,491	$16,779	$22,907

Ratio of earnings to fixed charges:
Excluding interest on deposits	8.63	9.24	9.09	10.72	9.50	4.70	3.19
Including interest on deposits	4.35	5.33	5.13	5.71	4.57	2.86	2.15

*	Interest component on rentals estimated to be one-third of rentals

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest on borrowings, an estimate of the interest within rent expense, and preferred dividends (where applicable). In addition, where indicated, fixed charges includes interest on deposits.

DESCRIPTION OF THE NOTES

We will issue the Notes under the indenture, to be dated on or about                , 2016, between the Company, as the issuer, and U.S. Bank National Association, a national banking association (“U.S. Bank”) as the trustee, as amended and supplemented by a first supplemental indenture, to be dated on or about                , 2016. We refer to this indenture, as it may be amended or supplemented from time to time, as the “indenture,” and we refer to U.S. Bank in its capacity as the trustee for the Notes under the indenture, as the “trustee.” You may request a copy of the indenture from us as described under “Where You Can Find More Information” in this prospectus supplement. The following summary of certain provisions of the Notes and the summary of certain provisions of the indenture in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Notes and the indenture, including the definitions of certain terms used in the Notes and the indenture. We urge you to read each of these documents because they, and not this description or the description set forth in “Description of Debt Securities” in the accompanying prospectus, define your rights as a holder of the Notes. To the extent that information in this prospectus supplement relating to the indenture or the Notes is inconsistent with any related information contained in the accompanying prospectus, the information in this prospectus supplement shall control with respect to the Notes.

General

The Notes will be our unsecured and subordinated obligations and will mature on                , 2026 (the “stated maturity date”), unless redeemed prior to such date in accordance with the provisions set forth under “—Optional Redemption and Redemption Upon Special Events.” Unless previously purchased and cancelled or redeemed prior to the stated maturity date, we will repay the Notes at a price equal to 100% of the outstanding principal amount of the Notes, plus any accrued and unpaid interest, to, but excluding, the stated maturity date. We will pay principal of, and interest on, the Notes in U.S. dollars. The Notes will rank equally among themselves and junior in right of payment to our existing and future senior indebtedness, as described below in “—Subordination of the Notes and Defeasance,” and will be effectively subordinated to all existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s liabilities to its depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise. No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible into or exchangeable for any other securities or property. The Notes will be subject to defeasance but will not be subject to covenant defeasance.

Except as described below under “—Clearance and Settlement,” the Notes will be issued in book-entry-only form and will be represented by a global note registered in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”). See “—Clearance and Settlement” below.

The Notes will be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $                . We may, from time to time, without notice to, or the consent of, the holders of the Notes, issue additional debt securities ranking equally with the Notes and with identical terms to the Notes in all respects (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, director, officer, employee or shareholder, as such, past, present or future, of ours or of any successor entity.

Neither the indenture nor the Notes contain any covenants: (1) prohibiting or otherwise restricting the incurrence of indebtedness or other obligations by us or by any of our subsidiaries, including the Bank, or the issuance of preferred equity by any of our subsidiaries; (2) requiring us or any of our subsidiaries to achieve or maintain any minimum financial results relating to our or its financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or maintain any reserves; or (3) prohibiting or otherwise restricting us or any of our subsidiaries from granting liens on our or its assets to secure our or its indebtedness or other obligations that are senior or effectively senior in right of payment to the Notes, repurchasing our stock or other securities, including any of the Notes, or paying dividends or make other distributions to our or its shareholders or other equity owners. Accordingly, neither the indenture nor the Notes contain any provisions that would provide protection to the holders of the Notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring, any highly leveraged or similar transaction or any other event involving us or any of our subsidiaries that may adversely affect our credit quality. See “Risk Factors—The indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.”

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Notes are not savings accounts or deposits in the Company or the Bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Fixed Rate Period

From, and including, the date of initial issuance of the Notes to, but excluding,                , 2021, unless redeemed prior to such date as contemplated below under “—Optional Redemption and Redemption Upon Special Events,” the Notes will bear interest at the annual rate of                %, and we will pay interest on the Notes semi-annually in arrears on each                 and                , commencing on                , 2017. We refer to each such date as a “fixed rate interest payment date,” and we refer to the period from, and including, the issue date of the Notes to, but excluding, the first fixed rate interest payment date and each successive period from, and including, a fixed rate interest payment date to, but excluding, the next fixed rate interest payment date as a “fixed rate period.” If any fixed rate interest payment date is not a business day (as defined below), we will make the relevant payment on the next business day, and no interest will accrue as a result of any such delay in payment. The interest payable on any fixed rate interest payment date will be paid to each holder in whose name a Note is registered at the close of business on the                and                (whether or not a business day) immediately preceding such fixed rate interest payment date.

Interest payable on the Notes for any fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Period

From, and including,                 , 2021 to, but excluding, the stated maturity date, unless redeemed subsequent to                , 2021 but prior to the stated maturity date as contemplated below under “—Optional Redemption and Redemption Upon Special Events,” the Notes will bear interest at an annual rate equal to Three-month LIBOR, reset quarterly, plus                 basis points (     %), and we will pay interest on the Notes quarterly in arrears on each                ,                 ,                and                 beginning on                , 2021. We refer to each such date as a “floating rate interest payment date,” and together with the fixed rate interest payment dates, collectively the “interest payment dates,” and we refer to the period from, and including,                 , 2021 to, but excluding, the first floating rate interest payment date and each successive period from, and including, a floating rate interest payment date to, but excluding, the next floating rate interest payment date as a “floating rate period,” and together with the fixed rate periods, collectively, the “interest rate periods.” The interest payable on any floating rate interest payment date will be paid to the holder in whose name a Note is registered at the close of business on the                ,                 ,                and                 (whether or not a business day) immediately preceding such floating rate interest payment date. If a floating rate payment date falls on a day that is not a business day, then such floating rate payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest payable on the Notes for a floating rate period will be computed on the basis of a 360-day year of the actual number of days in such floating rate period. All percentages used in or resulting from any calculation of Three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The term “business day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed; provided, however, that in the case of any floating rate interest payment date, such day is also a London banking day. “London banking day” means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Three-month LIBOR” means, as determined by the calculation agent on the second London banking day immediately preceding the commencement of the applicable floating rate period (the “determination date”) and provided to the trustee in writing (if the trustee is not the calculation agent), the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such determination date. If such rate does not appear on the Designated LIBOR Page at such time, then the Company will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such determination date and in a principal amount equal to an amount that, in the judgment of the Company, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “representative amount”). If at least two such quotations are so provided, Three-month LIBOR for such floating rate period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Company will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., the City of New York time, on such determination date and in a representative amount. If at least two such rates are so provided, Three-month LIBOR for such floating rate period will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-month LIBOR for such floating rate period will be set to equal the Three-month LIBOR for the then current floating rate period or, in the case of the first floating rate period,     %.

Designated LIBOR Page,” means the display on Reuters or any successor service, on page LIBOR01, or any other page as may replace that page on the service, for the purpose of displaying the London interbank rates of U.S. dollars.

Subordination of the Notes and Defeasance

Our obligation to make any payment on account of the principal of, or interest on, the Notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of June 30, 2016, we had no senior indebtedness outstanding.

The term “senior indebtedness” means (a) any of the Company’s indebtedness (including the principal of and premium, if any, and unpaid interest on such indebtedness) for borrowed or purchased money including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by bonds, debentures, notes or other written instruments, including any obligations of the Company to general creditors, depositors or trade creditors; (b) the Company’s obligations under letters of credit, bank guarantees or bankers’ acceptances; (c) any of the Company’s indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; (d) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in clauses (a), (b), and (c), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; (e) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet; (f) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property; (g) all direct or indirect guarantees or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in clauses (a) through (f) above; and (h) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (g) above, other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used herein the definition of senior indebtedness will have the meaning as described in that rule or interpretation.

The term “senior indebtedness” does not include (a) any indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the Federal Bankruptcy Code, was without recourse to the Company, (b) any indebtedness of the Company to any of its subsidiaries, (c) indebtedness to any employee of the Company, (d) any liability for taxes, (e) any indebtedness of the Company which is expressly subordinate in right of payment to any other indebtedness of the Company, and (f) renewals, extensions, modifications and refundings of any such indebtedness.

Upon any insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities, the payment of the principal of and interest on the Notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the Notes because of an insolvency event of default specified below in clauses (5) or (6) “—Events of Default; Limitation on Suits,” the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the Notes are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of senior indebtedness if payment of the Notes is accelerated because of an event of default.

We may not make any payment on the Notes, including any redemption of the Notes, if:

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto or (b) a default on Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness (or a trustee on their behalf) to accelerate its maturity, or

•	the default is the subject of judicial proceedings or the Company receives a notice of the default from a person who may give it pursuant to the indenture.

We may resume payments on the Notes and may acquire them when:

•	the default is cured or waived, or

•	if otherwise permitted by the indenture.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

Subject to the terms of the indenture, if the trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

We are obligated to pay compensation to the trustee as shall be agreed in writing between us and the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the Notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

As discussed above, neither the Notes nor the indenture contains any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we, the Bank or any of our other subsidiaries may incur or any preferred equity that the Bank or our subsidiaries may issue. As of June 30, 2016, we had no senior indebtedness outstanding. Indebtedness and other liabilities and any preferred equity of the Bank or our other subsidiaries do not fall within the definition of senior indebtedness, but the Notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities, including deposit liabilities, of our subsidiaries, including the Bank, and to preferred equity holders of any such subsidiary.

As of June 30, 2016, the Bank and our other subsidiaries had outstanding indebtedness (including approximately $31.2 million in junior subordinated debentures), total deposits and other liabilities of approximately $4.0 billion, excluding intercompany liabilities, and no preferred equity.

So long as no event of default has occurred and is continuing, we may elect to discharge certain of our obligations under the indenture with respect to the Notes on the terms and subject to the conditions precedent contained in the indenture (referred to in this section as a “Defeasance”) by:

•	irrevocably depositing with the trustee, as trust funds in trust, money or U.S. government obligations (generally, securities that are obligations of or guaranteed by the United States of America), or a combination of money and U.S. government obligations, in each case sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the Notes on the date on which the principal becomes due and payable in accordance with the terms of the Notes or the indenture, whether at the stated maturity date, or by declaration of acceleration, call for redemption, or otherwise; and

•	satisfying certain other conditions precedent specified in the indenture, including, among other things, the delivery of an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the Defeasance had not occurred.

A Defeasance will not relieve us of our obligation to pay when due the principal of and interest on the Notes if the Notes are not paid from the money or U.S. government obligations held in trust by the trustee for payment thereof.

Optional Redemption and Redemption Upon Special Events

We may, at our option, beginning with the interest payment date of                    , 2021 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is required. Any partial redemption will be made by lot in accordance with DTC’s applicable procedures. The Notes are not subject to repayment at the option of the holders. In addition, we may, at our option and subject to prior approval of the Federal Reserve, to the extent that such approval is required, redeem the Notes, in whole but not in part, prior to the stated maturity date, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption, in the event of:

(1) a “Tax Event,” which is defined to mean the receipt by the Company of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of the Company’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes;

(2) a “Tier 2 Capital Event,” which is defined to mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then- equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; or

(3) a “1940 Act Event,” which is defined to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Our election to redeem any Notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an Officer’s Certificate at least 60 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided to the holders of the Notes not less than 30 nor more than 60 days prior to the redemption date. If any such conditions precedent have not been satisfied, the Company shall provide written notice to the trustee and each holder of the Notes prior to the close of business prior to the redemption date in the same manner in which the notice of redemption was given. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice. In no event shall the Trustee be responsible to satisfy any such condition precedent, including making a deposit of money required to effectuate the redemption.

Notwithstanding the foregoing, interest payable on any interest payment date on or before any redemption of the Notes will be paid to each holder in whose name a Note is registered as described above in “—Interest Rate and Interest Payment Dates.”

The Notes Intended to Qualify as Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014 and the guidelines of the Federal Reserve for bank holding companies under the Basel III framework that became effective on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior indebtedness, if any;

•	not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of dissolution, winding-up, liquidation or reorganization or similar proceeding of the Company or the Bank;

•	not contain provisions permitting the Company to redeem or repurchase the Notes prior to the date that is five years after issuance, except upon the occurrence of certain special events, but in each case, only with the prior approval of the Federal Reserve; and

•	unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee our obligations on the Notes and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture;

•	certain other conditions are met; and

•	we have complied with our obligations to deliver certain documentation to the trustee.

Events of Default; Limitation on Suits

Under the indenture, an event of default will occur with respect to the Notes upon the occurrence of any of the following:

(1) default in the payment of any interest upon any security of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of or premium, if any, on any security of such series as and when the same shall become due, either at its maturity, upon redemption, by declaration or otherwise;

(3) default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due by terms of the securities of such series and continuance of default for a period of 30 days;

(4) default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of series of securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(5) the entry of an order for relief against the Company under the Federal Bankruptcy Act by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent under any other applicable Federal or State law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(6) the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Neither the trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes unless there is an event of default under clause (5) or (6) above (an “insolvency event of default”), and in the case of clauses (5) and (6) the acceleration is automatic. Nevertheless, during the continuation of any other event of default under the Notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments under the Notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under “—Subordination of the Notes and Defeasance.” In the case of an insolvency event of default, the principal of and accrued and unpaid interest, if any, on the Notes will become and be immediately due and payable upon notice by the trustee or holders of the Notes. Any payment by us on the Notes following any such acceleration will be subject to the subordination provisions described above under “—Subordination of the Notes and Defeasance.”

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding Notes, unless the trustee receives security and indemnity satisfactory to it against any cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

Modification and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes. We may not make any modification or amendment without the consent of the holder of each note then outstanding if that amendment will:

(1) change the scheduled maturity date or the stated payment date of any payment of premium or interest payable on any security, or reduce the principal amount thereof, or any amount of interest or premium payable thereon;

(2) change the method of computing the amount of principal of any security or any interest payable thereon on any date, or change any place of payment where, or the coin or currency in which, any security or any payment of premium or interest thereon is payable;

(3) impair the right to institute suit for the enforcement of any payment described in clauses (1) or (2) on or after the same shall become due and payable, whether at maturity or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;

(4) change or waive the redemption or repayment provisions of any series;

(5) reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences provided for in the indenture;

(6) subject to certain exceptions, modify any of the provisions of certain sections of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby;

(7) adversely affect the ranking or priority of any series;

(8) release any guarantor or co-obligor from any of its obligations under its guarantee of the securities or the indenture, except in compliance with the terms of the indenture; or

(9) waive any event of default or event which, after notice of lapse of time, or both, would become an event of default, in respect of the payment of the principal of or interest on the Notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the Notes may on behalf of the holders of all Notes waive our compliance with provisions of the indenture or the Notes. The holders of a majority in principal amount of the Notes may on behalf of the holders of all the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default in the payment of the principal of or any interest on any Note or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of Note affected.

In addition, we and the trustee may modify and amend the indenture without the consent of any holders of Notes:

(1) to evidence the succession of another corporation to the Company, or successive successions, and the assumption by any such successor of the covenants, agreements and obligations of the Company in the indenture and in the securities;

(2) to add to the covenants of the Company such further covenants, restrictions or conditions for the protection of the holders of the securities of any or all series as the Company and the trustee shall consider to be for the protection of the holders of the securities of any or all series or to surrender any right or power herein conferred upon the Company (and if such covenants or the surrender of such right or power are to be for the benefit of less than all series of securities, stating that such covenants are expressly being included or such surrenders are expressly being made solely for the benefit of one or more specified series);

(3) to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the indenture that do not adversely affect the interests of the holders of securities of any series in any material respect;

(4) to add to the indenture such provisions as may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the indenture is executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to add guarantors or co-obligors with respect to any series of securities;

(6) to secure any series of the securities;

(7) to establish any form of security, as provided in Article 2 of the indenture, and to provide for the issuance of any series of securities, as provided in Article 3 of the indenture, and to set forth the terms thereof, and/or to add to the rights of the holders of the securities of any series;

(8) to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to one or more series of securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(9) to add any additional events of default in respect of the securities of any or all series (and if such additional events of default are to be in respect of less than all series of securities, stating that such events of default are expressly being included solely for the benefit of one or more specified series);

(10) to comply with the requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(11) to make any change in any series of securities that does not adversely affect in any material respect the interests of the holders of such securities.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the Notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc.

Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such payments will be forwarded by the paying agent for the Notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated Notes to be exchanged for beneficial interests in the global Notes will be authenticated and delivered to or at the direction of DTC.

All payments of principal of, and interest on, the Notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ name on the books of DTC. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriter assumes any responsibility for the accuracy or completeness thereof.

Regarding the Indenture Trustee

U.S. Bank National Association, will act as trustee for the Notes under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

The trustee is permitted to engage in certain other transactions. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the Notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This summary does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended, referred to herein as the Code, the Treasury Regulations promulgated under the Code, referred to herein as the Regulations, and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to Notes that are purchased by an initial holder at their original issue price (generally the first price at which a substantial amount of the Notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes.

We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment.

This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, retirement plans, regulated investment companies, real estate trusts, dealers in securities or other holders that use mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction).

In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. If an entity treated as a partnership for United States federal income tax purposes holds Notes, the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your own tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person under the Regulations is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor an entity treated as a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest. It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for United States federal income tax purposes.

Disposition of the Notes. Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except an amount equal to accrued but unpaid interest not previously included in income, which is treated as interest as described above) and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Unearned Income Medicare Contribution Tax. In addition to regular United States federal income tax, payments of interest on or gains earned from the sale, exchange, or other taxable disposition of the Notes may be subject to the 3.8% tax on net investment income for certain U.S. Holders that are individuals, estates or trusts whose income exceeds certain thresholds. U.S. Holders should consult their own tax advisors to determine the applicability of this tax.

Backup withholding and information reporting. Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other taxable disposition of a Note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

United States Federal Income Taxation of Non-U.S. Holders

General. Subject to the discussion of backup withholding and FATCA below, payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax, provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that, for United States federal income tax purposes, is “related” (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•	the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a United States person for U.S. federal income tax purposes. Regulations provide additional rules for a Note held through one or more intermediaries or pass-through entities.

Subject to the discussion of backup withholding and FATCA described below, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of a Note, unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other taxable disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to United States federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

A Non-U.S. Holder that cannot satisfy all the requirements provided under the bullet points above will be subject to a 30% United States federal withholding tax unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a Note or gain recognized on the sale, exchange, retirement or other disposition of a Note are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest or gain; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Backup withholding and information reporting. Amounts treated as payments of interest on a Note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent. The information reporting and backup withholding rules that apply to payments of interest to certain U.S. Holders generally will not apply to amounts treated as payments of interest to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other taxable disposition of a Note by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons; provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed on a timely basis.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Foreign Account Tax Compliance Act (FATCA). Under the Foreign Account Tax Compliance Act provisions of the Code, Regulations and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Notes and (ii) on or after January 1, 2019, gross proceeds from the sale, exchange or other disposition of the Notes. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Non-U.S. Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Notes.

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an IRA) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code, referred to herein as Similar Laws, and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity, each of which we refer to as a Plan.

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code referred to herein as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and Non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non- exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

We or the underwriters may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to the Company. The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan if such acquisition, holding and disposition will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violate any applicable Similar Laws.

Representation. Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA, the Code or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We have entered into an underwriting agreement, dated                 , 2016 (the “underwriting agreement”) with Keefe, Bruyette & Woods, a Stifel Company, as representative of each of the underwriters named below, with respect to the Notes. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Keefe, Bruyette & Woods, Inc.	$
Sandler O’Neill & Partners, L.P.	$

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes if any of the Notes are purchased.

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of         % of the principal amount per note. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Discounts, Commissions and Expenses

The following table shows the per-Note and total underwriting discounts and commissions that we will pay the underwriters:

Per Note		%
Total	$

In addition, we estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $                .

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

Stabilization

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or their affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriter

The underwriters and their affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our counsel, Lowenstein Sandler LLP.

Certain legal matters relating to this offering will be passed upon for the underwriters by Day Pitney LLP.

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to internal controls over the completeness and accuracy of the information used to determine the qualitative component of the allowance for loan and lease losses estimate has been identified during the fourth quarter and included in management’s assessment.

PROSPECTUS

LAKELAND BANCORP, INC.

$150,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Depositary Shares

Units

Lakeland Bancorp, Inc. may offer, issue and sell from time to time, together or separately, in one or more offerings, any combination of (i) our common stock, (ii) our preferred stock, which we may issue in one or more series, (iii) warrants, (iv) senior or subordinated debt securities, (v) depositary shares and (vi) units, up to a maximum aggregate offering price of $150,000,000. The debt securities may consist of debentures, notes, or other types of debt. The debt securities, preferred stock and warrants may be convertible into, or exercisable or exchangeable for, common or preferred stock or other securities of ours. The preferred stock may be represented by depositary shares. The units may consist of any combination of the securities listed above.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated or deemed incorporated by reference in this prospectus, carefully before you make your investment decision.

Our common stock is quoted on the NASDAQ Global Select Market System under the symbol “LBAI.” On April 13, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market System was $11.53 per share. You are urged to obtain current market quotations of the common stock. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer to sell these securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is April 22, 2015.

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

-i-

PROSPECTUS SUMMARY

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement, including the exhibits and the documents incorporated or deemed incorporated herein by reference, can be read and are available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”

Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Lakeland” or the “Company” as used in this prospectus refer to Lakeland Bancorp, Inc. and its subsidiaries, including Lakeland Bank, which we sometimes refer to as the “Bank,” except that such terms refer to only Lakeland Bancorp, Inc. and not its subsidiaries in the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” “Description of Depositary Shares,” and “Description of Units.”

Company Overview

We are a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and we are subject to examination by the Federal Reserve Board. We were organized in March 1989 and commenced operations on May 19, 1989 upon the consummation of the acquisition of all of the outstanding stock of Lakeland Bank, formerly Lakeland State Bank. At December 31, 2014, the Company had total consolidated assets of $3.5 billion, total consolidated deposits of $2.8 billion, total consolidated loans, net of the allowance for loan and lease losses, of $2.6 billion and total consolidated stockholders’ equity of $379.4 million.

Through the Bank, we operate 51 bank offices in Bergen, Essex, Morris, Passaic, Somerset, Sussex, Union and Warren counties in New Jersey and as of December 31, 2014, we had 566 full-time equivalent employees. The Bank offers a full range of lending services, including commercial loans and leases, real estate and consumer loans to small and medium-sized businesses, professionals and individuals located in its markets. The Bank also offers a broad range of commercial and consumer banking services as well as investment and advisory services for individuals.

We are subject to examination by the Federal Reserve Board. The Bank is a state chartered banking association subject to supervision and examination by the Department of Banking and Insurance of the State of New Jersey (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”). Regulations of the Department and the FDIC govern most aspects of the Bank’s business, including reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location of branch offices.

Corporate Information

Our principal executive offices are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 and our telephone number is (973) 697-2000. Our Internet address is http://www.lakelandbank.com.

Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or discussed in documents incorporated by reference in this prospectus.

Forward-looking statements are subject to known and unknown risks and uncertainties, which change over time, and are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Our actual results may differ materially from those expressed or anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus or in other filings.

You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus. We undertake no obligation to revise or update the forward-looking statements contained in this prospectus at any time.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 2014, 2013, 2012, 2011 and 2010.

Ratios of Earnings to Fixed Charges

	Years ended December 31,
	2014	2013	2012	2011	2010
Excluding interest on deposits	$10.72	$9.50	$4.70	$3.19	$2.65
Including interest on deposits	$5.71	$4.57	$2.86	$2.15	$1.83

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement to this prospectus used to offer specific securities, we expect to use the net proceeds from any offering of securities by us for general corporate purposes, which may include acquisitions, capital expenditures, investments, and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DESCRIPTIONS OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, warrants, debt securities, depositary shares and units that we may offer and sell from time to time. We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our restated certificate of incorporation, as amended, our by-laws and by applicable New Jersey law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF COMMON STOCK

General

Our restated certification of incorporation, as amended, provides that we may issue up to 70,000,000 shares of common stock, no par value. As of March 1, 2015, there were 37,896,357 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is listed on the NASDAQ Global Select Market under the symbol “LBAI.”

Dividend Rights

Holders of our common stock are entitled to dividends if, as and when determined by our board of directors in its sole discretion out of funds lawfully available for the payment of dividends, and subject to and qualified by the relative rights and preferences of any shares of preferred stock that we may issue in the future, as described below. The only statutory limitation is that such dividends may not be paid when Lakeland Bancorp is insolvent. Funds for the payment of dividends by Lakeland Bancorp come primarily from the earnings of Lakeland Bank. Thus, as a practical matter, any restrictions on the ability of Lakeland Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Lakeland Bancorp.

As a state bank, Lakeland Bank is subject to limitations on the amount of dividends it may pay to Lakeland Bancorp, Lakeland Bank’s only shareholder. Lakeland Bancorp is also subject to certain Federal Reserve Board policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board may prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our shareholders, except as otherwise required by law. The quorum for shareholders’ meetings is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of our common stock at a meeting at which a quorum is present. There is no cumulative voting.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Lakeland Bancorp, holders of our common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to, and qualified by the rights of holders of any preferred stock that we may issue in the future, as described below.

Assessment and Redemption

All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

Certain provisions in our restated certificate of incorporation, as amended, and applicable New Jersey corporate and banking law, may have the effect of discouraging a change of control of Lakeland Bancorp, even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director.

American Stock Transfer and Trust Company, LLC is presently the transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK

“Blank Check” Preferred Stock

We have 1,000,000 shares of authorized but unissued preferred stock. These shares are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. In general, our restated certificate of incorporation, as amended, authorizes our board of directors to issue new shares of our common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock do not have preemptive rights with respect to any newly issued stock. Our board could adversely affect the voting power of holders of our common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Lakeland Bancorp that the board of directors does not believe to be in the best interests of its shareholders, the board could issue preferred stock which could make any such takeover attempt more difficult to complete. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and our shareholders.

Terms of the Preferred Stock That We May Offer and Sell to You

We summarize below some of the provisions that will apply to the preferred stock that we may offer to you unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Our board of directors has the authority, without further action by the shareholders, to issue preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Prior to the issuance of a new series of preferred stock, we will further amend our restated certificate of incorporation, as amended, designating the stock of that series and the terms of that series. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The description of the terms of a particular series of preferred stock in the applicable prospectus supplement will not be complete. You should refer to the applicable amendment to our restated certificate of incorporation, as amended, for complete information regarding a series of preferred stock.

The preferred stock will, when issued against payment of the consideration payable therefor, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock will, upon issuance, rank senior to the common stock and on a parity in all respects with each other outstanding series of preferred stock. The rights of the holders of our preferred stock will be subordinate to that of our general creditors.

DESCRIPTION OF WARRANTS

We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may issue, together with other securities or separately, warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent would act solely as our agent in connection with the warrants of the series being offered and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased, and any changes or adjustments thereto to such price or prices;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the maximum or minimum number of warrants which may be exercised at any time;

•	the identity of the warrant agent;

•	any mandatory or optional redemption provision;

•	whether the warrants are to be issued in registered or bearer form;

•	whether the warrants are extendible and the period or periods of such extendibility;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the amount of such principal amounts of debt securities or such number of shares of common stock or preferred stock or other securities at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrant(s).

Modification of the Warrant Agreement

The warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF DEBT SECURITIES

We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and a trustee to be designated prior to the issuance of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“senior debt securities”), our senior subordinated debt (“senior subordinated debt securities”), our subordinated debt (“subordinated debt securities”) or our junior subordinated debt (“junior subordinated debt securities” and, together with the senior subordinated debt securities and the subordinated debt securities, the “subordinated securities”). Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

We have summarized herein certain terms and provisions of the form of indenture (the “indenture”). The summary is not complete and is qualified in its entirety by reference to the actual text of the indenture. The indenture is an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture does not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time which securities may be in any currency or currency unit designated by us. The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities;

•	the limit, if any, upon the aggregate principal amount or issue price of the debt securities of a series;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including any debt of any of our subsidiaries;

•	the price or prices at which the debt securities will be issued;

•	the designation, aggregate principal amount and authorized denominations of the series of debt securities;

•	the issue date or dates of the series and the maturity date of the series;

•	whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the interest rate, if any, and the method for calculating the interest rate and basis upon which interest shall be calculated;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the currency of denomination of the securities;

•	the place where we will pay principal, premium, if any, and interest, if any, and the place where the debt securities may be presented for transfer;

•	if payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the applicability of and additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	the dates on which premium, if any, will be paid;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period; and

•	other specific terms, including any additional events of default or covenants.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in any applicable prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe any special United States federal income tax considerations that may be applicable to the particular debt securities.

We may structure one or more series of subordinated securities so that they qualify as capital under federal regulations applicable to bank holding companies. We may adopt this structure whether or not those regulations may be applicable to us at the time of issuance.

The debt securities will represent our general unsecured obligations. We are a holding company and the Company’s operating assets are owned by our subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations. We are a legal entity separate and distinct from our banking and non-banking affiliates. The principal sources of our income are dividends and interest from the Bank. The Bank is subject to restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, us and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to us by the Bank is subject to ongoing review by banking regulators. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities, including deposits, of our subsidiaries, and holders of the debt securities should look only to our assets for payments on the debt securities. The indenture does not limit the incurrence or issuance of our secured or unsecured debt including senior indebtedness.

Senior Debt

Senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt from time to time outstanding.

Subordinated Debt

The indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the supplemental indenture, board resolution or officers’ certificate related to that series of debt securities and will be described in the relevant prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Merger, Consolidation or Sale of Assets

The indenture prohibits us from merging into or consolidating with any other person or selling, leasing or conveying substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, unless:

•	either we are the continuing corporation or the successor corporation or the person which acquires by sale, lease or conveyance substantially all our or our subsidiaries’ assets is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and expressly assumes the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities and the due performance of every covenant of the indenture to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation;

•	immediately after giving effect to such transactions, no Event of Default described under the caption “Events of Default and Remedies” below or event which, after notice or lapse of time or both would become an Event of Default, has happened and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction and such supplemental indenture comply with the indenture provisions relating to merger, consolidation and sale of assets.

Upon any consolidation or merger with or into any other person or any sale, conveyance, lease, or other transfer of all or substantially all of our or our subsidiaries’ assets to any person, the successor person shall succeed, and be substituted for, us under the indenture and each series of outstanding debt securities, and we shall be relieved of all obligations under the indenture and each series of outstanding debt securities to the extent we were the predecessor person.

Events of Default and Remedies

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, if any, on the debt securities when due;

(3) default is made in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and such default continues for 30 days or more;

(4) default in the performance, or breach, of any covenant or warranty in the indenture (other than defaults specified in clause (1), (2) or (3) above) and the default or breach continues for a period of 60 days or more after we receive written notice of such default from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(5) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us have occurred; and

(6) any other Event of Default provided with respect to debt securities of that series that is set forth in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness that we may have outstanding from time to time. Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of not less than 51% of the aggregate principal amount of the outstanding debt securities of that series may by written notice require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

No holder of any debt security may seek to institute a proceeding with respect to the indenture unless such holder has previously given written notice to the trustee of a continuing Event of Default, the holders of not less than 51% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to institute proceedings in respect of the Event of Default, the holder or holders have offered reasonable indemnity to the trustee and the trustee has failed to institute such proceeding within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in aggregate principal amount of the outstanding debt securities of that series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default actually known to a responsible officer of the trustee, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after receiving notice of any default, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. In the case of a default specified in clause (4) above describing Events of Default, no notice of default to the holders of the debt securities of that series will be given until 60 days after the occurrence of the event of default.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	evidence a successor to the trustee;

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation or transfer of all or substantially all of our assets that complies with the covenant described under “— Merger, Consolidation or Sale of Assets”;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors or co-obligors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	add additional Events of Default with respect to the debt securities of any series;

•	add additional provisions as may be expressly permitted by the Trust Indenture Act;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect in any material respect the interests of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the maturity date or the stated payment date of any payment of premium or interest payable on the debt securities;

•	reduce the principal amount, or extend the fixed maturity, of the debt securities;

•	change the method of computing the amount of principal or any interest of any debt security;

•	change or waive the redemption or repayment provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid or the place of payment;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking or priority of the debt securities of any series; or

•	release any guarantor or co-obligor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture with respect to the outstanding debt securities of any series, when:

•	either:

•	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of any series issued that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense, and in each case, we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities; and

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•	our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”). If we so elect, any failure to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default and Remedies” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

•	money in an amount; or

•	U.S. government obligations (or equivalent government obligations in the case of debt securities denominated in other than U.S. dollars or a specified currency) that will provide, not later than one day before the due date of any payment, money in an amount; or

•	a combination of money and U.S. government obligations (or equivalent government obligations, as applicable),

in each case sufficient, in the written opinion (with respect to U.S. or equivalent government obligations or a combination of money and U.S. or equivalent government obligations, as applicable) of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal (including mandatory sinking fund payments), interest and any premium at due date or maturity;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no event of default or default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	if prior to the stated maturity date, notice shall have been given in accordance with the provisions of the indenture;

•	the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for all debt securities. We may change the paying agent or registrar for any series of debt securities without prior notice, and we or any of our subsidiaries may act as paying agent or registrar.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of the series of debt securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its custodian identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the trustee or any other agent of ours or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Unless we state otherwise in a prospectus supplement, the Depository Trust Company (“DTC”) will act as depositary for each series of debt securities issued as global securities. DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Governing Law

The indenture and each series of debt securities are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holder of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a final distribution in respect of the preferred stock in connection with the liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial or fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holders evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

This summary of certain general terms of units and any summary description of units in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all provisions of the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. The forms of the unit agreements and other documents relating to a particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we, and certain holders of our securities, may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Offerings of securities covered by this prospectus also may be made into an existing trading market for those securities in transactions at other than a fixed price, either:

•	on or through the facilities of the NASDAQ or any other securities exchange or quotation or trading service on which those securities may be listed, quoted, or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the securities exchanges or quotation or trading services set forth above.

Those at-the-market offerings, if any, will be conducted by underwriters acting as principal or agent of the Company, who may also be third-party sellers of securities as described above. The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities including:

•	whether that offering is being made by us, or certain holders of our securities;

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities, if any.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities pledged by us or borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

Sales Through Underwriters

If underwriters are used in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales Through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at a price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of these contracts.

Direct Sales

We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved. The terms of such sales will be described in the applicable prospectus supplement.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customary commissions).

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution may be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Certain of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement. Any institutional investors or others that purchase offered securities directly, and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to facilitate the offering of certain securities under this prospectus or an applicable prospectus supplement, certain persons participating in the offering of those securities may engage in transactions that stabilize, maintain or otherwise affect the price of those securities during and after the offering of those securities. Specifically, if the applicable prospectus supplement permits, the underwriters of those securities may over-allot or otherwise create a short position in those securities for their own account by selling more of those securities than have been sold to them by us and may elect to cover any such short position by purchasing those securities in the open market.

In addition, the underwriters may stabilize or maintain the price of those securities by bidding for or purchasing those securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of securities to the extent that it discourages resales of the securities. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s website and any information contained in any other website maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective website maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock or preferred stock upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2015, March 2, 2015 and March 20, 2015 (except for the disclosures made under Item 2.02 or Item 7.01 of any such Current Report on Form 8-K, including the related exhibits, which are deemed furnished, and not filed, in accordance with the SEC’s regulations); and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 18, 2000 (including any amendment or report filed with the SEC for the purpose of updating such description).

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We will provide to you, and any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but has not been delivered with this prospectus. You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Lakeland Bancorp, Inc.

Attention: Timothy J. Matteson

Executive Vice President, General Counsel and Corporate Secretary

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

(973) 697-2000

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, Roseland, New Jersey. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. (the Company) as of December 31, 2014 and 2013, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Lakeland Bancorp, Inc. for the year ended December 31, 2012 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Lakeland Bancorp, Inc., that file electronically with the SEC. You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We make available free of charge through our web site our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is http://www.lakelandbank.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.

LAKELAND BANCORP, INC.

$

            % Fixed-to-Floating Rate Subordinated Notes due                 , 2026

PROSPECTUS SUPPLEMENT

                    , 2016

Book-Running Manager

Keefe, Bruyette & Woods

                                           A Stifel Company

Co-Manager

Sandler O’Neill + Partners, L.P.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in the Notes, you should not rely upon any information other than that information in this prospectus. Neither the delivery of this prospectus nor the sale of the Notes means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the Notes in any circumstances under which the offer or solicitation is unlawful.